Exhibit No. 5



                       Winthrop, Stimson, Putnam & Roberts
                             One Battery Park Plaza
                          New York, New York 10004-1490
                            Telephone: (212) 858-1000






                                                 December 16, 1996



Mediware Information Systems, Inc.
1121 Old Walt Whitman Road
Melville, NY 11747-3005

Attn:  Mr. Les Dace
           President

Gentlemen:


                  As special counsel to Mediware Information Systems, Inc., a New York corporation (the "Company"), in connection with the registration under the Securities Act of 1933 (the "Act"), of up to 2,089,255 shares of the Company's Common Stock, par value $.10 per share (the "Common Stock"), to be sold by certain selling shareholders ("Selling Shareholders") from time to time, we have examined the registration statement on Form SB-2 (the "Registration
Statement") filed under the Act, including the prospectus which is a part thereof. As to the shares of Common Stock heretofore issued to the Selling Shareholders, we have been advised by Company officers that the Company has received payment therefor in accordance with the authorization for such shares, and we have examined such further documents as we have considered necessary for the purposes of this opinion. Based upon such examination and advice we are of the opinion that:

                  (1) The Company is a corporation validly organized and duly existing under the laws of the State of New York.

                  (2) The shares of Common Stock covered by the Registration Statement which have been issued as of the date hereof to certain Selling Shareholders are validly issued, fully paid and non-assessable, except to the extent, if any, provided in Section 630 of the New York Business Corporation Law ("BCL").

                  (3) The 75,000 shares of Common Stock covered by the Registration Statement which may be issued to a Selling Shareholder pursuant to a stock option agreement will be validly issued, fully paid and non-assessable, except to the extent, if any, provided in Section 630 of the BCL, if the steps enumerated in paragraph (4) shall have been taken.



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Mediware Information Systems, Inc.
December 16, 1996
Page 2


                  (4) The steps referred to in paragraph (3) are: (a) the Company's board of directors shall have authorized the entering into of the stock option agreement, (b) the Company's shareholders shall have authorized the issuance of the associated stock options provided for by the stock option agreement, (c) the associated stock options shall have been duly exercised in accordance with their terms and (d) the shares issued upon exercise of the stock options shall have been paid for in accordance with the terms of the stock option agreement.

                  We are members of the bar of the State of New York. In rendering the foregoing opinion, we express no opinion as to laws other than the laws of the State of New York and the Federal laws of the United States.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to our firm under "Legal Matters" in the prospectus constituting part of the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

                                        Very truly yours,


                                        /s/Winthrop, Stimson, Putnam & Roberts
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